                                                                   ------------------------------
                               UNITED STATES                                OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION             ------------------------------
                          Washington, D.C. 20549                   OMB Number 3235-0145
                                                                   ------------------------------
                                                                   Expires:   January 31, 2006
                                                                   ------------------------------
                                                                   Estimated average burden
                                                                   hours per response . . . 11

                              INITIAL SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                             Excel Technology, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    30067T103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |x|       Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                PAGE 1 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 30067T103                 13G                   Page  2  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, MFC
           Global Investment Management (U.S.A.) Limited, John Hancock Advisers,
           LLC and Independence Investments, LLC
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9 above.
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 30067T103                 13G                   Page  3  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           MFC Global Investment Management (U.S.A.) Limited

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              64,981
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             64,981
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,981
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .05%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 30067T103                 13G                   Page  4  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Independence Investments, LLC

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             626,400
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 626,400
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           626,400
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES

----------------------                                    ---------------------
CUSIP No. 30067T103                 13G                   Page  5  of  9  Pages
----------------------                                    ---------------------

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  |_|
                                                                  (b)  |_|
           N/A
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             173,300
                       --------------------------------------------------------
    Number of          6     SHARED VOTING POWER
      Shares
   Beneficially              -0-
     Owned by          --------------------------------------------------------
       Each            7     SOLE DISPOSITIVE POWER
    Reporting
      Person                 -0-
       With            --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             173,300
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           173,300
-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)

   Item 1(a)    Name of Issuer:
                ---------------
                Excel Technology, Inc.

   Item 1(b)    Address of Issuer's Principal Executive Offices:
                ------------------------------------------------
                41 Research Way
                E. Setauket, New York 11733

   Item 2(a)    Name of Person Filing:
                ----------------------
                This filing is made on behalf of Manulife Financial Corporation ("MFC"), and MFC's indirect, wholly-owned subsidiaries MFC Global Investment Management (U.S.A.) Limited ("MFC Global"), Independence Investments, LLC ("IIA") and John Hancock Advisers LLC ("JHA").

   Item 2(b)    Address of the Principal Offices:
                ---------------------------------
                The principal business office of MFC and MFC Global is located at 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5; IIA is located at 53 State Street, Boston, MA 02109 and JHA is located at 601 Congress Street, Boston, Massachusetts 02210.

   Item 2(c)    Citizenship:
                ------------
                MFC and MFC Global are organized and exist under the laws of Canada. IIA and JHA are organized and exist under the laws of the State of Delaware.

   Item 2(d)    Title of Class of Securities:
                -----------------------------
                Common Stock

   Item 2(e)    CUSIP Number:
                -------------
                30067T103

   Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                MFC:        (g) (X) Parent Holding Company, in accordance
                                    with ss.240.13d-1(b)(ii)(G).

                MFC Global: (e) (X) Investment Adviser registered under
                                    ss.203 of the Investment Advisers Act
                                    of 1940.

                IIA:        (e) (X) Investment Adviser registered under
                                    ss.203 of the Investment Advisers Act
                                    of 1940.

                JHA:        (e) (X) Investment Adviser registered under
                                    ss.203 of the Investment Advisers Act
                                    of 1940.

   Item 4       Ownership:
                ----------

                (a) Amount   Beneficially   Owned:  MFC  Global  has  beneficial
                    ownership of 64,981 shares of Common Stock, IIA has beneficial ownership of 626,400 shares of Common Stock and JHA has beneficial ownership of 173,300 shares of Common Stock. Through its parent-subsidiary relationship to MFC Global, IIA and JHA, MFC may be deemed to have beneficial ownership of all of the shares held by these entities.


                                PAGE 6 OF 9 PAGES

                (b) Percent of Class:
                    Of the 12,053,529 shares outstanding as of October 27, 2005 according to the issuer's quarterly report on form 10-Q for the period ended September 30, 2005, MFC Global held .05%, IIA held 5.2% and JHA held 1.4%.

                (c) Number of shares as to which the person has:

                    (i) sole power to vote or to direct the vote:
                        IIA and JHA each has sole power to vote or to direct the voting of the shares of Common Stock beneficially owned by each of them.

                   (ii) shared power to vote or to direct the vote:
                        MFC Global has shared power to vote or to direct the voting of the shares it beneficially owns.

                  (iii) sole power to dispose or to direct the disposition of:
                        IIA  has  sole   power  to  dispose  or  to  direct  the
                        disposition   of  the   shares   of   Common   Stock  it
                        beneficially owns.

                   (iv) shared power to dispose or to direct the disposition of:
                        MFC Global and JHA each has shared power to dispose or to direct the disposition of the shares beneficially owned by each of them.


   Item 5       Ownership of Five Percent or Less of a Class:
                ---------------------------------------------
                Not applicable.

   Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                ----------------------------------------------------------------
                Not applicable.

   Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                ---------------------------------------------------------
                See Items 3 and 4 above.

   Item 8       Identification and Classification of Members of the Group:
                ----------------------------------------------------------
                Not applicable.

   Item 9       Notice of Dissolution of a Group:
                ---------------------------------
                Not applicable.

   Item 10      Certification:
                --------------
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                PAGE 7 OF 9 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               Manulife Financial Corporation

                               By:      /s/ Angela Shaffer
                                        ----------------------
                                        Name:   Angela Shaffer
                                        Title:  Vice President and
Dated:  February 8, 2006                         Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:   Gordon Pansegrau
                                        Title:  General Counsel, Secretary and
Dated:  February 8, 2006                        Chief Compliance Officer


                               Independence Investments, LLC

                               By:      /s/ Patricia Thompson
                                        ---------------------
                                        Name:   Patricia Thompson
Dated:  February 8, 2006                Title:  Chief Compliance Officer


                               John Hancock Advisers, LLC

                               By:      /s/Al Ouellette
                                        ---------------
                                        Name:   Al Ouellette
                                        Title:  Assistant Vice President and
Dated:  February 8, 2006                        Senior Counsel




                                PAGE 8 OF 9 PAGES

EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

     Manulife Financial Corporation, MFC Global Investment Management (U.S.A.) Limited, Independence Investments, LLC and John Hancock Advisers, LLC agree that the Initial Schedule 13G to which this Agreement is attached, relating to the Common Stock of Excel Technology, Inc. is filed on behalf of each of them.


                               Manulife Financial Corporation

                               By:      /s/ Angela Shaffer
                                        ----------------------
                                        Name:   Angela Shaffer
                                        Title:  Vice President and
Dated:  February 8, 2006                        Corporate Secretary


                               MFC Global Investment Management (U.S.A.) Limited

                               By:      /s/ Gordon Pansegrau
                                        --------------------
                                        Name:   Gordon Pansegrau
                                        Title:  General Counsel, Secretary and
Dated:  February 8, 2006                        Chief Compliance Officer


                               Independence Investments, LLC

                               By:      /s/ Patricia Thompson
                                        ---------------------
                                        Name:   Patricia Thompson
Dated:  February 8, 2006                Title:  Chief Compliance Officer


                               John Hancock Advisers, LLC

                               By:      /s/Al Ouellette
                                        ---------------
                                        Name:   Al Ouellette
                                        Title:  Assistant Vice President and
Dated:  February 8, 2006                        Senior Counsel




                                PAGE 9 OF 9 PAGES